Exhibit 99.1

Smart Move, Inc. Closes Private Placement of Debt Financing

Denver, Colorado – December 26, 2007 – Smart Move, Inc. (AMEX: MVE), a Denver-based asset logistics manager providing a unique and increasingly popular alternative solution for transporting household and commercial goods today announced that it had raised gross proceeds in the amount of $1,071,500 from the sale of subordinated secured convertible notes in a private placement transaction . The Company noted that additional information concerning the financing which had been disclosed in a current report on Form 8-K filed with the SEC on November 15, 2007 would be supplemented in a further Form 8-K that would be filed with the SEC today.

About Smart Move, Inc.
Smart Move, Inc. (AMEX: MVE) provides a revolutionary and increasingly popular method of transporting household and commercial goods securely and on a time guaranteed basis, using SmartVaults™, its proprietary and innovative, GPS equipped shipping containers. Smart Move operates in the 61 largest metropolitan areas in the United States, with moving services available to more than 92% of the U.S. population. Logistics are handled via the freight division of the world’s largest package delivery company and a global leader in supply chain services. Smart Move’s competitive advantages include superior security, scheduling flexibility, expedited service and automatic full coverage insurance. For more information, visit www.gosmartmove.com

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

The statements in this news release that are not historical statements, including statements regarding expected benefits of the products of Smart Move, adoption by customers, continued innovation and any statements identified by forward looking terms such as “may,” “will,” “would,” “expect,” “plan,” “anticipate” or “project,” are forward-looking statements. These statements are subject to numerous risks and uncertainties which could cause actual results to differ materially from such statements, including, among others, the Company’s continued need for financing, risks relating to developments in the moving industry, competition and risks of failure to obtain consumer acceptance of innovations. Smart Move has included a discussion of these and other pertinent risk factors in its Quarterly Reports on Form 10-QSB most recently filed with the SEC and disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Smart Move, Inc.
Pete Bloomquist, 303-339-9558, pete@gosmartmove.com